Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-        ) and related Prospectus of WCI Communities, Inc. and to the incorporation by reference of our report dated February 27, 2014, with respect to the consolidated financial statements of WCI Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants
Miami, Florida
September 17, 2014